EXHIBIT 99.1

Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release

EXHIBIT 99.1 FOR RELEASE AT 5:30 AM PDT OCTOBER 28, 2005
CHEVRON REPORTS THIRD QUARTER NET INCOME OF $3.6 BILLION
•	Hurricanes in the Gulf of Mexico estimated to have reduced quarterly results by more than $600 million

•	Capital and exploratory expenditures of $7.1 billion for nine months up 25 percent from 2004 period

•	Unocal acquired in third quarter for investment of $17.3 billion; operations being integrated rapidly
     SAN RAMON, Calif., October 28, 2005 — Chevron Corp. today reported net income of $3.6 billion ($1.64 per share — diluted) for the third quarter 2005, compared with $3.2 billion ($1.51 per share — diluted) in the year-ago period. Earnings in 2005 included results for two months from the former Unocal operations. Net income in 2004 included a special-item gain of $0.5 billion ($0.23 per share) related to asset sales.
     For the first nine months of 2005, net income was $10.0 billion ($4.68 per share — diluted), vs. $9.9 billion ($4.65 per share — diluted) in the 2004 nine-month period, which included net special-item gains of $1.0 billion ($0.48 per share).
     Sales and other operating revenues in the third quarter and nine months of 2005 were $53 billion and $141 billion, respectively. Corresponding amounts in the 2004 periods were $40 billion and $109 billion. The increase between years for both comparative periods was due mainly to higher prices for crude oil, natural gas and refined products, as well as to the inclusion of revenues related to the former Unocal operations for two months in 2005.
Earnings Summary

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2005	2004	2005	2004

Income From Continuing Operations —
By Business Segment[1,2]
Upstream — Exploration and Production	$3,323	$2,325	$8,474	$7,263
Downstream — Refining, Marketing and Transportation	573	490	1,958	2,174
Chemicals	6	106	227	239
All Other	(308)	16	(704)	(82)

Total	3,594	2,937	9,955	9,594
Income From Discontinued Operations — Upstream[2]	—	264	—	294

Net Income[1,2]	$3,594	$3,201	$9,955	$9,888

[1]Includes foreign currency effects	$(52)	$(29)	$(19)	$(27)
[2]Includes income from special items:
Continuing Operations	$—	$229	$—	$759
Discontinued Operations	—	257	—	257

Total	$—	$486	$—	$1,016
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Quarterly Results
     “Earnings contributions from the former Unocal operations in the third quarter were more than offset by the adverse effects of Hurricanes Katrina and Rita and other storms in the Gulf of Mexico,” said Chairman and CEO Dave O’Reilly. “These storms reduced our crude oil and natural gas production in the third quarter by about 90,000 barrels of oil-equivalent per day. And our refinery in Pascagoula, Mississippi, had to be shut down on two separate occasions for a total of about 40 days.”
     O’Reilly said the company estimated that storms reduced third quarter earnings by more than $600 million, and the carryover effects on fourth quarter results are expected to be even more significant. The major influences on earnings in both periods are from a reduction in crude oil and natural gas production and reduced output at the Pascagoula Refinery. Other detrimental effects include repair and maintenance costs for both offshore and onshore facilities, asset write-offs and expenses for other uninsured storm-related items.
     “Although the hurricanes and other storms had a major impact on our employees and their families in the Gulf region, I am thankful we were able to safely shut down our downstream and chemical operations in the area, as well as safely evacuate personnel multiple times from our offshore production facilities,” O’Reilly added. “And I am very proud of the tireless efforts by thousands of employees and contract personnel to safely restore our producing, refining, pipeline, chemical and marketing operations under extremely challenging circumstances.”
     In other comments on the quarterly results, O’Reilly said earnings for the company’s upstream operations benefited from crude oil and natural gas prices that were much higher than in last year’s third quarter. Downstream earnings also improved on higher average margins for refined products. In the United States, upstream and downstream profits in both periods were affected by hurricanes, however much more so in 2005. Chemical results for the 2005 quarter were essentially breakeven, reflecting narrow margins due to higher feedstock costs and the effects of the Gulf of Mexico storms. For the 12 months ended September 30, 2005, the company’s return on capital employed was 23 percent.
     Balances of cash and marketable securities at the end of the third quarter totaled $11 billion, about the same as the beginning of the year. Cash outlays during the quarter included $7.5 billion as partial consideration for the Unocal acquisition and $2.9 billion for capital and exploratory expenditures, including those of affiliated companies. For the first nine months of 2005, the company purchased $2.2 billion of its common shares in the open market, including $700 million in the third quarter. Purchases to date under a $5 billion program initiated in early 2004 total $4.5 billion.
     The company’s debt ratio at September 30, 2005, was 18.7 percent, down from 20 percent at the beginning of the year. Total debt at the end of the period stood at $13.9 billion, up $2.6 billion from the beginning of the year, due to debt assumed with the Unocal acquisition.
Strategic Progress
     In addition to highlighting the completion of the Unocal acquisition in the third quarter, O’Reilly remarked on other milestones and events in recent months that reflect the company’s investment in areas of longer-term strategic importance:
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•	Decision to proceed with the development of the Blind Faith Field in the deepwater Gulf of Mexico. First production is expected in 2008, with initial daily output estimated at 30,000 barrels of crude oil and 30 million cubic feet of natural gas. Chevron is the operator and holds a 62.5 percent working interest in the project.

•	Application with the Federal Energy Regulatory Commission to own, construct and operate a natural gas import terminal at the Casotte Landing site adjacent to Chevron’s refinery in Pascagoula, Mississippi. The terminal will be designed to initially process 1.3 billion cubic feet of natural gas per day from imported LNG.

•	Acquisition of the remaining interest in Bridgeline Holdings, L.P. as part of the company’s plan to grow its natural gas business. Bridgeline manages and operates more than 1,000 miles of pipeline and 12 billion cubic feet of natural gas storage capacity in southern Louisiana.

•	Award of exploration rights under the 23rd United Kingdom Offshore Licensing Round. All of the awarded blocks will be company-operated. Certain of the blocks are located near the significant Rosebank/Lochnagar offshore discovery and are 40 percent-owned.

•	Award of an exploration license for the Cardon III Block, offshore western Venezuela. The block is in a region with natural gas potential on trend to the north of the prolific Maracaibo producing area.

•	Announcement of the signing of a Heads of Agreement by Chevron for first sale of liquefied natural gas (LNG) from the Chevron-led Gorgon Project in Australia into Japan, the world’s largest LNG market. The agreement was signed by Chevron Australia Pty Ltd with Tokyo Gas Co. Ltd, a major Japanese utility company, for the purchase of 1.2 million metric tons per year of Gorgon LNG over 25 years.

•	Commencement of the installation of a 350-mile main offshore segment of the West African Gas Pipeline that will provide natural gas to potential markets in Ghana, Togo, and Benin by connecting to an existing onshore pipeline in Nigeria. Aligned with the company’s natural gas integration and commercialization strategy, the pipeline will have a capacity of approximately 475 million cubic feet per day and aid in the reduction of the flaring of natural gas in the company’s areas of operation.

•	Completion of the $1.7 billion sale of Northrock Resources Limited, a wholly owned Canadian subsidiary of Unocal. The disposition is consistent with Chevron’s divestiture last year of its conventional crude oil and natural gas business in Western Canada, enabling the company’s continued focus on the profitable growth of production of oil and gas in strategically important core areas of operation. Under the accounting rules for the Unocal acquisition, no gain or loss was recognized on the sale.
Near-Term Outlook
     “While the recovery of our operations in the Gulf of Mexico region will take several months, I am very optimistic about our company’s many growth opportunities,” O’Reilly said. “We have the financial strength to fund the excellent investments in the combined Chevron and Unocal asset portfolio. And our employees
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are dedicated to quickly integrating the two companies so we can successfully capture the benefits of the merged operations.”
UPSTREAM — EXPLORATION AND PRODUCTION
     Worldwide oil-equivalent production, including volumes produced from oil sands in Canada and production under an operating service agreement in Venezuela, increased 105,000 barrels per day from the third quarter 2004 to 2,548,000 barrels per day. Included was production from the former Unocal operations of 425,000 barrels per day for two months, or an average of 282,000 barrels per day for the quarterly period. Excluding the additional volumes from the former Unocal operations, production otherwise declined between periods primarily as a result of the storms in the Gulf of Mexico, asset sales since mid-2004 and the effect of higher prices on the cost-recovery and variable-royalty provisions of certain production sharing agreements.
     Average U.S. prices for crude oil and natural gas liquids in the third quarter 2005 increased nearly $17 to $53 per barrel from the year-ago period. Internationally, prices were up over $16 per barrel to over $54. The average U.S. natural gas sales price increased 39 percent to $7.34 per thousand cubic feet, while internationally, the average natural gas price of $3.13 per thousand cubic feet was 21 percent higher than a year earlier.
     U.S. Exploration and Production

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2005	2004	2005	2004

Income From Continuing Operations*	$1,206	$1,107	$2,945	$2,909
Income From Discontinued Operations*	—	57	—	70

Total*	$1,206	$1,164	$2,945	$2,979

*Includes income from special items:
Continuing Operations	$—	$229	$—	$174
Discontinued Operations	—	50	—	50

Total Special Items	$—	$279	$—	$224
     U.S. exploration and production income of $1.2 billion in the third quarter increased 4 percent from the 2004 period. The 2004 results included special-item gains of $279 million relating to property sales. Otherwise, the increase in earnings between periods was attributable to results for two months from the former Unocal operations, as well as to higher prices for crude oil and natural gas. Partially offsetting these benefits was the impact of lower production due to storms, property sales and normal field declines.
     Net oil-equivalent production of 735,000 barrels per day declined 66,000 barrels per day, or about 8 percent, from the 2004 quarter. The former Unocal production averaged 76,000 barrels per day for the quarter. The additional Unocal volumes were more than offset by about a 90,000 barrel-per-day reduction due to the storms in the third quarter. Absent the Unocal volumes for two months, curtailed production due to storms and the effect of property sales since mid-2004, the underlying net oil-equivalent production in the third quarter 2005 declined about 6 percent from the year-ago period.
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     International Exploration and Production

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2005	2004	2005	2004

Income From Continuing Operations[1,2]	$2,117	$1,218	$5,529	$4,354
Income from Discontinued Operations[2]	—	207	—	224

Total[1,2]	$2,117	$1,425	$5,529	$4,578

[1]Includes foreign currency effects	$(30)	$(57)	$9	$(55)
[2]Includes income from special items:
Continuing Operations	$—	$—	$—	$585
Discontinued Operations	—	207	—	207

Total Special Items	$—	$207	$—	$792
     International exploration and production income of $2.1 billion increased from $1.4 billion in the third quarter 2004, primarily the result of higher prices for crude oil and natural gas and earnings for two months from the former Unocal operations.
     Net oil-equivalent production, including volumes produced from oil sands and production under an operating service agreement, increased 171,000 barrels per day from the year-ago period to 1,813,000 barrels per day. Production from the former Unocal operations contributed 206,000 barrels per day for the quarter. Absent the Unocal volumes in the third quarter and the lower volumes associated with the effect of higher prices on cost-recovery and variable-royalty provisions of certain production-sharing contracts, net oil-equivalent production was essentially flat between periods.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     U.S. Refining, Marketing and Transportation

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2005	2004	2005	2004

Income	$139	$96	$595	$889

     U.S. refining, marketing and transportation earnings of $139 million increased $43 million from the 2004 quarter. Average margins for refined products improved from the year-ago period, but the effects were partially offset by increased refinery downtime and operating costs relating to the hurricanes.
     Crude-oil input to the company’s refineries was down more than 20 percent from last year’s third quarter, due primarily to downtime at the company’s refinery in Pascagoula, Mississippi. The downtime was the result of Hurricane Dennis in July and Hurricane Katrina in late August, when the facilities suffered extensive damage. Normal operations at Pascagoula resumed in mid-October.
     Sales volumes for refined products decreased 5 percent to 1,478,000 barrels per day, as certain sales were affected by hurricane-related supply constraints. Branded gasoline sales volumes of 608,000 barrels per day increased 3 percent between quarters, reflecting the growth in the Texaco brand following its reintroduction in 2004.
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     International Refining, Marketing and Transportation

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2005	2004	2005	2004

Income *	$434	$394	$1,363	$1,285

*Includes foreign currency effects	$(22)	$10	$2	$12
     International refining, marketing and transportation earned $434 million in the 2005 quarter, an increase of $40 million from the third quarter 2004. The increase resulted mainly from improved margins in most of the company’s operating areas. Refinery input system-wide increased about 6 percent from the 2004 third quarter.
     Total refined-product sales volumes of 2,203,000 barrels per day were 8 percent lower than in last year’s quarter. The decline was primarily the result of lower gasoline and fuel oil trading activity.
CHEMICALS

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2005	2004	2005	2004

Segment Income *	$6	$106	$227	$239

*Includes foreign currency effects	$2	$2	$—	$(2)
     Chemical operations earned $6 million, down $100 million from the 2004 quarter. Results for the company’s Oronite subsidiary were adversely affected by high feedstock costs and shutdowns from storms at the Oak Point Plant at Belle Chasse, Louisiana. Earnings for the 50 percent-owned Chevron Phillips Chemical Company LLC were also lower due to the effects of hurricane-related shutdowns of facilities along the Gulf Coast.
ALL OTHER

	Three Months		Nine Months
	Ended Sept. 30		Ended Sept. 30
Millions of Dollars	2005	2004	2005	2004

Net (Charges) Income *	$(308)	$16	$(704)	$(82)

*Includes foreign currency effects	$(2)	$16	$(30)	$18
     All Other consists of the company’s interest in Dynegy, coal mining operations, power generation business, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
     Net charges were $308 million in the third quarter 2005, compared with net income of $16 million in the corresponding 2004 period. The third quarter 2004 included significant benefits related to corporate consolidated tax effects. The increase in net charges was otherwise associated with environmental remediation expenses for sold or closed facilities and various corporate items.
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CAPITAL AND EXPLORATORY EXPENDITURES
     Excluding the cost of the Unocal acquisition, capital and exploratory expenditures in the first nine months of 2005 were $7.1 billion, compared with $5.7 billion in the corresponding 2004 period. The company’s share of equity affiliates’ expenditures was about $1.1 billion and $1.0 billion in the nine months of 2005 and 2004, respectively. Upstream expenditures represented 77 percent of the companywide total in 2005.
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NOTICE
Chevron’s discussion of third quarter 2005 earnings with security analysts will take place on Friday, October 28, 2005, at 8:00 a.m. PDT. A Webcast of the meeting will be available in a listen-only mode to individual investors, media and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” heading. Additional financial and operating information is contained in the Investor Relations Earnings Supplement that is available under “Financial Reports” on the Web site.
Chevron will post selected fourth quarter 2005 interim company and industry performance data on its Web site on Tuesday, December 20, 2005, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevron.com under the “Investors” heading.
CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION
FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     This press release of Chevron Corporation contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
     Among the factors that could cause actual results to differ materially are unknown or unexpected problems in the resumption of operations affected by Hurricanes Katrina and Rita and other severe weather in the Gulf of Mexico; crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the ability to successfully integrate the operations of Chevron and Unocal; inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected net production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; potential disruption or interruption of the company’s net production or manufacturing facilities due to war, accidents, political events or severe weather; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); potential liability resulting from pending or future litigation; the company’s ability to sell or dispose of assets or operations as expected; and the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.
10/28/05
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CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

	CONSOLIDATED STATEMENT OF INCOME
(unaudited)		Three Months		Nine Months
		Ended September 30		Ended September 30
REVENUES AND OTHER INCOME		2005	2004	2005	2004
	Sales and other operating revenues(1) (2)	$53,377	$39,611	$141,065	$109,253
	Income from equity affiliates	871	613	2,621	1,797
	Other income	208	496	720	1,558

	Total Revenues and Other Income	54,456	40,720	144,406	112,608

	COSTS AND OTHER DEDUCTIONS
	Purchased crude oil and products, operating and other expenses(2)	40,805	29,611	106,051	78,748
	Depreciation, depletion and amortization	1,534	1,219	4,188	3,652
	Taxes other than on income(1)	5,282	4,948	15,719	14,602
	Interest and debt expense	136	107	347	294
	Minority interests	24	23	63	63

	Total Costs and Other Deductions	47,781	35,908	126,368	97,359

	Income From Continuing Operations
	Before Income Tax Expense	6,675	4,812	18,038	15,249
	Income tax expense	3,081	1,875	8,083	5,655

	Income From Continuing Operations	3,594	2,937	9,955	9,594
	Income From Discontinued Operations	—	264	—	294

	NET INCOME	$3,594	$3,201	$9,955	$9,888

	PER-SHARE OF COMMON STOCK
Income From Continuing Operations	- Basic	$1.65	$1.38	$4.70	$4.52
	- Diluted	$1.64	$1.38	$4.68	$4.51
Income From Discontinued Operations	- Basic	$—	$0.13	$—	$0.14
	- Diluted	$—	$0.13	$—	$0.14
Net Income	- Basic	$1.65	$1.51	$4.70	$4.66
	- Diluted	$1.64	$1.51	$4.68	$4.65
	Dividends	$0.45	$0.40	$1.30	$1.13

	Weighted Average Number of Shares Outstanding (000’s)
- Basic		2,181,387	2,113,243	2,116,912	2,120,849
- Diluted		2,193,851	2,119,329	2,127,356	2,125,764

	(1) Includes consumer excise taxes.	$2,268	$2,040	$6,546	$5,818
	(2) Includes amounts in revenues for buy/sell contracts. (Associated costs are included in Purchased crude oil and products, operating and other expenses.)	$6,588	$4,640	$17,925	$13,533

CHEVRON CORPORATION — FINANCIAL REVIEW
(Millions of Dollars)

	Three Months		Nine Months
SPECIAL ITEMS INCLUDED IN NET INCOME (1)	Ended September 30		Ended September 30
	2005	2004	2005	2004
U.S. Upstream
Asset dispositions — continuing operations	$—	$229	$—	$229
Asset dispositions — discontinued operations	—	50	—	50
Litigation provisions	—	—	—	(55)
International Upstream
Asset dispositions — continuing operations	—	—	—	585
Asset dispositions — discontinued operations	—	207	—	207

Total Special Items	$—	$486	$—	$1,016

INCOME FROM CONTINUING OPERATIONS
— BY MAJOR OPERATING AREA	Three Months		Nine Months
(unaudited)	Ended September 30		Ended September 30
	2005	2004	2005	2004
Upstream — Exploration and Production
United States	$1,206	$1,107	$2,945	$2,909
International	2,117	1,218	5,529	4,354

Total Exploration and Production	3,323	2,325	8,474	7,263

Downstream — Refining, Marketing and Transportation
United States	139	96	595	889
International	434	394	1,363	1,285

Total Refining, Marketing and Transportation	573	490	1,958	2,174

Chemicals	6	106	227	239
All Other (2)	(308)	16	(704)	(82)

Income From Continuing Operations	3,594	2,937	9,955	9,594
Income From Discontinued Operations	—	264	—	294

Net Income	$3,594	$3,201	$9,955	$9,888

SELECTED BALANCE SHEET ACCOUNT DATA	Sept. 30, 2005	Dec. 31, 2004
	(unaudited)
Cash and Cash Equivalents	$9,808	$9,291
Marketable Securities	$1,172	$1,451
Total Assets	$124,809	$93,208
Total Debt	$13,857	$11,272
Stockholders’ Equity	$60,187	$45,230

(1)	Because of their nature and sufficiently large amounts, these items are identified separately to help explain changes in net income between periods, as well as help distinguish the underlying trends for the company’s businesses.

(2)	Includes the company’s interest in Dynegy Inc., coal mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.

CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months		Nine Months
CAPITAL AND EXPLORATORY EXPENDITURES (1) (2)	Ended September 30		Ended September 30
(Millions of Dollars)	2005	2004	2005	2004
United States
Exploration and Production	$692	$434	$1,616	$1,330
Refining, Marketing and Transportation	272	107	505	246
Chemicals	37	31	80	92
Other	95	83	275	393

Total United States	1,096	655	2,476	2,061

International
Exploration and Production	1,524	1,080	3,853	3,108
Refining, Marketing and Transportation	280	165	761	476
Chemicals	9	7	24	15
Other	8	—	25	2

Total International	1,821	1,252	4,663	3,601

Worldwide	$2,917	$1,907	$7,139	$5,662

	Three Months		Nine Months
OPERATING STATISTICS (2)	Ended September 30		Ended September 30
NET LIQUIDS PRODUCTION (MB/D):	2005	2004	2005	2004
United States	455	499	459	522
International	1,206	1,179	1,193	1,206

Worldwide	1,661	1,678	1,652	1,728

NET NATURAL GAS PRODUCTION (MMCF/D):(3)
United States	1,676	1,813	1,633	1,958
International	2,785	1,914	2,366	2,078

Worldwide	4,461	3,727	3,999	4,036

OTHER PRODUCED VOLUMES-INTERNATIONAL (MB/D):(4)	144	144	142	142

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D):(5)
United States	735	801	731	848
International	1,813	1,642	1,729	1,694

Worldwide	2,548	2,443	2,460	2,542

SALES OF NATURAL GAS (MMCF/D):
United States (6)	5,455	4,420	5,474	4,476
International	2,533	1,908	2,083	1,900

Worldwide	7,988	6,328	7,557	6,376

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	170	184	170	181
International	113	92	105	101

Worldwide	283	276	275	282

SALES OF REFINED PRODUCTS (MB/D): (7)
United States	1,478	1,553	1,483	1,521
International	2,203	2,386	2,287	2,404

Worldwide	3,681	3,939	3,770	3,925

REFINERY INPUT (MB/D):
United States	719	918	828	936
International	1,088	1,024	1,036	1,047

Worldwide	1,807	1,942	1,864	1,983

(1) Excludes $17.3 billion acquisition cost for Unocal Corp.
(2) Includes interest in affiliates.
(3) Includes natural gas consumed on lease (MMCF/D):
United States	52	60	54	54
International	335	280	283	295
(4) Other produced volumes — International (MB/D):
Athabasca Oil Sands	33	31	31	29
Boscan Operating Service Agreement	111	113	111	113
(5) The oil-equivalent sum of net liquids production, net gas production and other produced liquids. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.
(6) 2004 conformed to 2005 presentation.
(7) Includes volumes for buy/sell contracts (MB/D):
United States	104	91	89	91
International	129	90	135	99